                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

                The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

    NAME: Morgan Stanley Allocator Fund (a Massachusetts Business Trust)
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    ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

    1221 Avenue of the Americas, New York, NY 10020
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    TELEPHONE NUMBER (INCLUDING AREA CODE):

    (800) 869-6397

    NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

    Barry Fink, Esq.
    1221 Avenue of the Americas, New York, NY 10020
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    CHECK APPROPRIATE BOX:

                Registrant is filing a Registration Statement pursuant to
                Section 8(b) of the Investment Company Act of 1940 con-
                currently with the filing of Form N-8A:  Yes  X   No
                                                             ---     ---

    Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 30th day of October, 2002.

                                         Morgan Stanley Allocator Fund



                                         By: /s/ Barry Fink
                                            ---------------------------
                                                 Barry Fink
                                                 Vice President

   Attest: /s/ Joanne Doldo
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               Joanne Doldo
               Assistant Secretary